UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 15, 2005

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2005 the Board of Directors of Tempur-Pedic International Inc. (the “Company”) approved a grant of 150,000 stock options to Mr. Matthew Clift, the Company’s Executive Vice President, Operations, pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”). The options were granted at an exercise price of $12.37 per share and vest in four equal annual installments beginning on first anniversary of date of grant, subject to continuous employment.

Also on December 15, 2005, the Compensation Committee of the Board of Directors of the Company approved stock option grants, pursuant to the Plan, to each of Ms. Nancy Koehn and Sir Paul Judge, each a director of the Company. Ms. Koehn and Sir Paul Judge each received a grant in the amount of 15,000 shares. The options were granted at an exercise price of $12.37 per share and vest in four equal annual installments beginning on first anniversary of date of grant, subject to continuous service as a director of the Company.

The Board has also approved the acceleration of vesting of certain unvested, “out-of-the-money” stock options previously awarded to certain of its employees, executive officers and directors under the Company’s 2003 Equity Incentive Plan. Options to purchase approximately 467,000 shares of common stock or 18% of the Company’s outstanding unvested options (of which options to purchase approximately 256,000 shares or 10% of the Company’s outstanding unvested options are held by the Company’s executive officers and directors) are subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $18.20. The accelerated vesting is conditioned on such employee or director entering into a Stock Sale Restriction Agreement providing that such employee or director will not, subject to limited exceptions, sell, transfer or otherwise dispose of any shares acquired upon exercising the accelerated portion of the option before that portion of the option would have otherwise vested under the terms of the applicable option agreement.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon adoption of FASB Statement No. 123R (Share-Based Payment) in July 2005. The pre-tax charge to be avoided amounts to approximately $3 million over the course of the original vesting periods, which on average is approximately 2.69 years from the effective date of the acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2005

Tempur-Pedic International Inc.

By:	/s/ Robert B. Trussell, Jr.
Name: Robert B. Trussell, Jr. Title: Chief Executive Officer